UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2017
COWEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 1, 2017, Cowen Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Jeffrey M. Solomon to succeed Peter A. Cohen as Chief Executive Officer of the Company, effective December 27, 2017. Mr. Solomon currently serves as President of the Company. Mr. Cohen will remain Chairman of the Board. The Company’s related press release is filed as Exhibit 99.1 to this Form 8-K.

In connection with his appointment as Chief Executive Officer of the Company, Mr. Solomon and the Company entered into a letter amendment (the “Amendment”) to the employment agreement, dated as of May 31, 2012, between Mr. Solomon and the Company, to reflect Mr. Solomon’s appointment as Chief Executive Officer of the Company. The Amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

On November 30, 2017, to effect an orderly transition plan, Mr. Cohen and the Company entered into a Transition Agreement containing the terms and conditions of his transition from Chairman and Chief Executive Officer of the Company to Chairman of the Board in a non-executive capacity (the “Transition Agreement”). Under the terms of the Transition Agreement, Mr. Cohen’s resignation as Chief Executive Officer will be treated as a resignation for “good reason,” which will result in the payment to him of the separation payments and benefits provided for under his Employment Agreement, dated as of August 26, 2016 (except that pursuant to the terms of the Transition Agreement he will receive cash payments upon settlement of his unvested time-vested restricted stock units).

In addition to his duties as Chairman, under the Transition Agreement, Mr. Cohen has agreed to provide assistance with respect to matters relating to business and investment opportunities, client relationships and generally in furtherance of the Company’s business operations. Mr. Cohen will continue to maintain his current office. The Transition Agreement also provides that, commencing January 1, 2018, Mr. Cohen will be entitled to receive an annual retainer in his capacity as Chairman in an amount equal to the sum of $325,000 plus the standard annual retainer paid to all non-employee directors. During his service as Chairman, the Company will provide Mr. Cohen with certain benefits, including (i) continued provision of a personal driver for business purposes, subject to a cost-sharing arrangement; (ii) secretarial and administrative support; (iii) use of the Company’s aircraft for business purposes and (iv) continued participation in the Company’s long-term care insurance program at the Company’s cost. Until the later of the two year anniversary of his resignation date and the date he ceases to serve as Chairman, Mr. Cohen will be entitled to annual financial counseling services at the Company’s expense (subject to an annual maximum cost of $62,500) and continued participation in the Company’s group health plan, subject to his timely election under COBRA and timely payment by Mr. Cohen of the applicable premiums. In addition, until December 31, 2020, the Company will continue to pay a portion of the annual premium (up to $87,000 per year) for a split-dollar life insurance policy with Mr. Cohen as the named insured, with the beneficiaries chosen by him.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1    Letter Amendment between the Company and Mr. Solomon dated November 30, 2017.

10.2    Transition Agreement between the Company and Mr. Cohen dated November 30, 2017.

99.1    Press Release issued by the Company on December 1, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN INC.

Dated: December 1, 2017        By: /s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel

EXHIBIT INDEX

Exhibit
No. ____    Exhibit

10.1     Letter Amendment between the Company and Mr. Solomon dated November 30, 2017.
10.2    Transition Agreement between the Company and Mr. Cohen dated November 30, 2017.
99.1    Press Release issued by the Company on December 1, 2017.